Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
FSI International, Inc.:
     We consent to the use of our report dated November 12, 2009, with respect to the consolidated balance sheets of FSI International, Inc. as of August 29, 2009 and August 30, 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended August 29, 2009, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Minneapolis, Minnesota
March 30, 2010